Exhibit 3.19

SAVANNA ENERGY SERVICES CORP.

FORM 51-102F3

MATERIAL CHANGE REPORT

1.	NAME AND ADDRESS OF COMPANY

Savanna Energy Services Corp. (“Savanna”)

800, 311 - 6th Avenue S.W.

Calgary, Alberta T2P 3H2

2.	DATE OF MATERIAL CHANGE

April 24, 2017.

3.	NEWS RELEASE

A news release setting out information concerning the material change described in this report was issued by Savanna on April 24, 2017 and disseminated through the facilities of a recognized news service, and would have been received by the securities commissions where Savanna is a reporting issuer in the normal course of dissemination.

4.	SUMMARY OF MATERIAL CHANGE

On April 24, 2017, Savanna issued a notice of change of control and a change of control offer (the “Offer”) to repurchase the outstanding $107.085 million aggregate principal amount of 7.00% senior unsecured notes due 2018 (the “Notes”) at a price equal to 101% of the aggregate principal amount of the Notes repurchased, plus accrued and unpaid interest on such Notes up to, but excluding, the date of purchase (the “Offer Price”) in connection with the acquisition by Total Energy Services Inc. (“Total”) of more than 50% of the outstanding common shares of Savanna pursuant to Total’s offer (the “Take-over Bid”) to purchase all of the common shares of Savanna (the “Savanna Shares”).

5.	FULL DESCRIPTION OF MATERIAL CHANGE

5.1	FULL DESCRIPTION OF MATERIAL CHANGE

On April 24, 2017, Savanna issued the Offer pursuant to Section 5.15(b) of the Trust Indenture dated as of May 25, 2011 between Savanna, as issuer, and Computershare Investor Services Inc., as trustee, as amended by the first supplemental indenture dated as of October 2, 2013 and the second supplemental indenture dated as of December 18, 2015 (as so amended, the “Indenture”), in connection with Total’s acquisition of more than 50% of the outstanding Savanna Shares pursuant to the Take-over Bid. Holders who deposit their Notes pursuant to the Offer and prior to the Expiry Time (as defined below), will receive, as part of the Offer Price, an amount equal to the accrued and unpaid interest on the Notes up to but excluding the date of purchase of the Notes, which amount will be paid in cash. Savanna has calculated that such amount will be $1,015.37 per $1,000 principal amount of Notes, assuming the accrued and unpaid interest due and payable on May 25, 2017 pursuant to Section 2.18 of the Indenture is paid. The Offer is open for acceptance by the holders of the Notes until 4:00 p.m. (Calgary time) (the “Expiry Time”) on Thursday June 22, 2017. A copy of the Offer is available on Savanna’s SEDAR profile.

In connection with the Offer, Savanna entered into an agreement with Phillips, Hager & North Investment Management (“PH&N”), who agreed that it will not tender its $60 million aggregate principal amount of Notes to the Offer.

5.2	DISCLOSURE FOR RESTRUCTURING TRANSACTIONS

Not applicable.

6.	RELIANCE ON SUBSECTION 7.1(2) OF NATIONAL INSTRUMENT 51-102

Not applicable.

7.	OMITTED INFORMATION

Not applicable.

8.	EXECUTIVE OFFICER

For further information, contact Mr. Rick Torriero, Vice President, Finance of Savanna, by telephone at (403) 214-5963.

9.	DATE OF REPORT

May 2, 2017.

This material change report contains forward-looking statements and forward-looking information within the meaning of applicable securities laws. The use of any of the words “expect”, “anticipate”, “continue”, “estimate”, “may”, “will”, “project”, “should”, “believe”, “plans”, “intends” and similar expressions are intended to identify forward-looking information or statements. More particularly and without limitation, this material change report contains forward-looking statements and information relating to the Offer, the expiry date of the Offer, the actual amount of the Offer Price and the expectation with respect to PH&N not tendering its Notes to the Offer. These forward-looking statements and information are based on certain key expectations and assumptions made by Savanna.

Assumptions have been made with respect to the ability of Savanna to finance the repurchase of the Notes tendered to the Offer, that PH&N will not tender its Notes to the Offer and that accrued and unpaid interest will be paid on the Notes on May 25, 2017. Although Savanna believes that the expectations and assumptions on which such forward-looking statements and information are based are reasonable, undue reliance should not be placed on the forward-looking statements and information as Savanna cannot give any assurance that they will prove to be correct. Since forward-looking statements and information address future events and conditions, by their very nature they involve inherent risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors and risks. These include, but are not limited to, the failure to obtain the necessary financing for amounts required to repurchase Notes tendered to the Offer on terms satisfactory to Savanna or at all.

Readers are cautioned that the foregoing list of risks and uncertainties is not exhaustive. Other risk factors that could affect Savanna’s operations or financial results are included in Savanna’s annual information form and may be accessed through the SEDAR website (www.sedar.com). The forward-looking statements and information contained in this material change report are made as of the date hereof and Savanna does not undertake any obligation to update publicly or revise any forward-looking statements or information, whether as a result of new information, future events or otherwise, unless so required by applicable securities laws.

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